UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

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May 3, 2016

Dear Stockholder,

We are writing to you on behalf of the Board of Directors to request that you vote “FOR” the election of Bruce W. Duncan as a director of Boston Properties, Inc. (the “Company”), along with the other director nominees named in the Company’s 2016 Proxy Statement.

Institutional Shareholder Services, Inc. (“ISS”), a proxy advisory firm, has recommended votes “FOR” ten of the eleven director nominees nominated by our Board, but a vote “AGAINST” Mr. Duncan’s election. ISS’ recommendation to vote “AGAINST” Mr. Duncan is due to the mechanical application of its “overboarding” policy under which it automatically recommends against any director who is the CEO of a public company who serves (or would serve) as a director for more than two other public companies (including mutual fund families). In contrast, Glass, Lewis & Co., LLC, a provider of global governance services, considered in its report pending changes in Mr. Duncan’s other responsibilities, which are discussed in detail below, and has recommended a vote “FOR” Mr. Duncan at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”).

Mr. Duncan is currently the Chairman and Chief Executive Officer (“CEO”) of First Industrial Realty Trust Inc. (“First Industrial”), Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and a director of the T. Rowe Price Mutual Funds. If elected as a director of Boston Properties at the Annual Meeting, Mr. Duncan will then serve on three outside public company boards in addition to his role as CEO of First Industrial. However, Mr. Duncan will be retiring as CEO of First Industrial by year-end, as disclosed by First Industrial in January 2016, and he has assured us that he has ample time to dedicate to serving as a director of the Company. We are fortunate to have the opportunity to add a new director to the Board of the caliber and experience of Mr. Duncan and urge you to vote “FOR” the election of Mr. Duncan notwithstanding the mechanical recommendation provided by ISS.

In its report, ISS acknowledged that Mr. Duncan’s roles at First Industrial and Starwood are in transition and are expected to change by year-end, thus reducing his responsibilities and time commitments in the near future. As noted above, Mr. Duncan will retire from his principal occupation as CEO of First Industrial by year-end. In addition, Starwood is currently in the midst of completing its merger with Marriott International, Inc. (“Marriott”) and, according to a joint press release issued by Marriott and Starwood on April 8, 2016 and a press release issued by Starwood on May 3, 2016, the transaction remains on track to close mid-2016. Mr. Duncan is currently Chairman of the Board of Starwood and the post-merger board of directors of Marriott will consist of Marriott’s existing board and three members of the Starwood board. Although it remains unclear which three Starwood directors will be asked to serve on the post-merger Marriott board, Mr. Duncan will either not be a director or, if he is asked to serve as a director, he will not serve as Marriott’s Chairman of the Board. Therefore, his obligations with both First Industrial and Starwood will be changing materially. We believe these are important factors that should be considered by stockholders as Mr. Duncan’s availability to make valuable contributions to the Board will only increase. Given these anticipated changes and Mr. Duncan’s established reliable attendance at board and committee meetings, we believe that Mr. Duncan has, and will have, sufficient time to commit to our Board if elected.

Further, the Company strongly believes it seized an opportunity to enhance its leadership with a director with vast public company board and real estate experience and one whose services would undoubtedly be in high demand by public REITs and other companies. Mr. Duncan has extensive experience in and valuable in-depth knowledge of the real estate industry having held executive management and director positions at nationally recognized public and private real estate companies. In addition to his roles at First Industrial and Starwood, Mr. Duncan has served:

•	as senior advisor at Kohlberg, Kravis & Roberts & Co., a global investment firm;

•	in various executive positions, including Chief Executive Officer, and as a Trustree at Equity Residential, one of the largest publicly traded apartment REITs in the United States;

•	as Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties; and

•	as President and Co-Chief Executive Officer of JMB Institutional Realty Corporation, where he provided advice and management for investments in real estate by tax-exempt investors.

In light of his vast experience and the changing scope and nature of his responsibilities at First Industrial and Starwood, we believe that it was in our stockholders’ best interests to proactively recruit Mr. Duncan and nominate him for election to our Board at the upcoming Annual Meeting rather than delay his recruitment and risk missing the opportunity to add his expertise to our Board because of perceived concerns raised from the mechanical application of the ISS “overboarding” policy that will resolve itself within months anyway.

On behalf of the Board, we continue to recommend that you vote “FOR” all of the director nominees named in the Company’s 2016 Proxy Statement, including Bruce W. Duncan.

Please refer to the 2016 Proxy Statement previously sent to you (also available at www.envisionreports.com/BXP), for instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your consideration and continued support.

Sincerely,

Boston Properties, Inc.